Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

 Endologix Reports 24% and 22% Revenue Growth for the Full Year and Fourth Quarter 2011

IRVINE, CA (February 22, 2012) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative medical devices for the treatment of aortic disorders, today announced financial results for the three and twelve months ended December 31, 2011.

John McDermott, Endologix President and Chief Executive Officer, said, “In 2011 we continued to capture market share, while also making significant progress in our new product portfolio, expanding our domestic sales force and beginning to build our sales and marketing organization in Europe. Turning to 2012, we will continue to advance our new product pipeline and expect limited market introductions of both Nellix and Ventana in Europe, as well as a percutaneous indication for AFX by year end. Overall, we believe the Company is well positioned to achieve another year of robust revenue growth and look forward to making our new aortic technologies available to patients worldwide."

Fourth Quarter Financial Results

Global revenue in the fourth quarter of 2011 was $23.4 million, a 22% increase from the same quarter of 2010. U.S. revenue was $19.4 million in the fourth quarter of 2011, a 26% increase from the fourth quarter of 2010, and included increased sales related to the U.S. launch of the AFX™ Endovascular AAA System. International revenue was $4.0 million in the fourth quarter of 2011, a 4% increase from the fourth quarter of 2010.

Gross profit was $18.0 million in the fourth quarter of 2011, which represents a gross margin of 77%. This compares with a gross margin of 78% in the fourth quarter of 2010.

Total operating expenses were $21.3 million in the fourth quarter of 2011. Marketing and sales expenses increased to $11.5 million in the fourth quarter of 2011, from $8.7 million in the same period in 2010. This increase was driven by the ongoing expansion of the U.S. sales force, marketing expenses associated with the AFX launch, and costs associated with building the direct sales organization in Europe.

Research & development, and clinical/regulatory expenses increased to $5.4 million in the fourth quarter of 2011, from $3.1 million in the same period in 2010, driven by the ongoing development activities associated with the Nellix® Endovascular System and Ventana™ Fenestrated Stent Graft System.

General and administrative expenses decreased to $4.4 million in the fourth quarter of 2011, from $6.5 million in the same period in 2010. This decrease is mainly due to $3.4 million of non-recurring transaction costs for the Nellix acquisition in the prior year, partially offset by an increase in administrative costs related to the Company's European operations, and an increase in litigation costs related to the Company's patent disputes with Cook Medical Corporation and Bard Peripheral Vascular, Inc. During October 2011, Endologix and Bard entered into a cross license agreement that settled their dispute, while the Cook matter remains ongoing.

Endologix reported a net loss for the fourth quarter of 2011 of $3.7 million, or $(0.06) per share, compared with net income of $11.7 million, or $0.23 per share, for the fourth quarter of 2010. The fourth quarter of 2010 included a $15.0 million favorable income tax provision impact related to the Nellix acquisition, partially offset by $3.4 million of non-recurring Nellix transaction costs. The fourth quarter 2011 loss also includes a $0.5 million non-cash fair value adjustment related to the contingent consideration for the Nellix acquisition.

On an adjusted (non-GAAP) basis, Endologix reported Adjusted Net Loss for the three months and year ended December 31, 2011 of $3.2 million, or $(0.06) per share; and $18.2 million, or $(0.32) per share, respectively. This loss per share includes $1.7 million, or $0.03 per share, of business development expenses incurred earlier in 2011 to reacquire distribution rights to certain territories in Europe.

Financial Guidance
Endologix anticipates 2012 revenue to be in the range of $102 million to $107 million, representing growth of 22% to 28% from 2011. Endologix expects to generate a 2012 Adjusted Net Loss of between $(0.12) to $(0.18) per share, with quarterly progress towards profitability over the course of the year. This guidance takes into account the planned growth of the direct sales force in Europe, and research & development and clinical/regulatory initiatives, particularly for the Nellix and Ventana devices. Not included in this loss per share guidance are potential adverse litigation outcomes, fair value adjustments associated with the Nellix acquisition, or the effect of other possible business development transactions.

The Company expects to be cash flow positive in the second half of 2012 and believes that it has adequate cash resources to fund its operations and growth strategies. In addition, the Company recently amended its credit facility with Wells Fargo Bank N.A., to increase the credit line from $10 million up to a maximum of $20 million. The Company currently does not have any outstanding borrowings under the Wells Fargo Bank credit facility.

Conference Call Information

Endologix management will host a conference call today to discuss these topics, beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 388474. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix

Endologix, Inc. develops, manufactures, markets, and sells innovative medical devices for the treatment of aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms ("AAA"). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com. The Nellix® Endovascular System and Ventana™ Fenestrated Stent Graft System are investigational devices.

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2012 financial guidance, the launch and market acceptance of new products, planned investments in research and development and sales and marketing activities, the integration of Nellix's technology, the progress of clinical trial initiatives, the development of a direct sales force in Europe, and litigation matters. The accuracy of these forward-looking statements are necessarily subject to risks and uncertainties, all of which are difficult or impossible to accurately predict and many of which are beyond the control of Endologix. Many factors may cause actual results to materially differ from anticipated results, including the success of sales efforts for Endologix's existing products and related new products, product research and development efforts, unexpected litigation expenses or outcomes and other economic, business, competitive and regulatory factors. Endologix undertakes no obligation to update its forward looking statements. Please refer to the Endologix Annual Report on Form 10-K for the year ended December 31, 2010, and Endologix's other filings with the Securities and Exchange Commission for more detailed information regarding these risks and other factors that may cause actual results to materially differ from its estimates, whether expressed or implied.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share Definitions:

"Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as GAAP Net Income (Loss), excluding all effects arising from the application of GAAP purchase accounting treatment of Endologix's acquisition of Nellix, which was completed on December 10, 2010. In the three and twelve months ended December 31, 2011, this GAAP adjustment solely represents the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock.

In future periods, Adjusted Net Income (Loss) will continue to exclude fair value adjustments to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock as the probability of achieving the payment milestones changes and the value of Endologix common stock varies. The corresponding charge or credit will flow through the statement of operations. The adjustment may also include the amortization of capitalized in process research & development (IPR&D) as a charge to cost of goods sold as the products resulting from the Nellix technology are commercialized.

"Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by average diluted or non-diluted shares outstanding, respectively. "GAAP" is generally accepted accounting principles in the U.S.

Management believes that the "Adjusted Net Income (Loss)" and "Adjusted Net Income (Loss) Per Share" measures enhance an investor's overall understanding of Endologix's financial performance and future prospects by being more reflective of Endologix's core operational activities and more comparable with the results of Endologix over various periods. Management uses these financial measures internally for strategic decision making, forecasting future results, and evaluating current performance.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
U.S. revenue	$19,408	$15,420	$71,688	$55,443
International revenue	3,984	3,823	11,729	11,808
Total revenue:	23,392	19,243	83,417	67,251
Cost of goods sold	5,394	4,236	18,746	15,030
Gross profit	$17,998	$15,007	$64,671	$52,221
Operating expenses:
Research & development	$3,926	2,694	$16,738	$8,997
Clinical and regulatory affairs	1,445	433	4,439	2,169
Marketing and sales	11,453	8,735	44,655	31,869
General and administrative	4,438	6,453	15,525	13,410
Distribution contract termination	—	—	1,730	—
Total operating expenses	21,262	18,315	83,087	56,445
Loss from operations	$(3,264)	$(3,308)	$(18,416)	$(4,224)
Other income (expense)	13	(5)	100	(160)
Change in fair value of contingent consideration related to acquisition	(500)	—	(10,500)	—
Total other income (expense)	(487)	(5)	(10,400)	(160)
Net income (loss) before income tax	$(3,751)	$(3,313)	$(28,816)	$(4,384)
Income tax benefit	$86	$15,037	$86	$15,037
Net income (loss)	$(3,665)	$11,724	$(28,730)	$10,653
Basic earnings (loss) per share	$(0.06)	$0.23	$(0.51)	$0.22
Shares used in computing basic net earnings (loss) per share	57,267	50,421	56,592	48,902
Diluted earnings (loss) per share	$(0.06)	$0.22	$(0.51)	$0.21
Shares used in computing diluted net earnings (loss) per share	57,267	52,538	56,592	50,544

Non-GAAP Reconciliation –Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net income (loss)	$(3,665)	$11,724	$(28,730)	$10,653
Income tax benefit	—	(15,037)	—	(15,037)
Fair value adjustment to the liability for contingent payments to the former Nellix shareholders	500	—	10,500	—
Adjusted net loss	$(3,165)	$(3,313)	$(18,230)	$(4,384)
Adjusted net loss per share	$(0.06)	$(0.06)	$(0.32)	$(0.09)

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$20,035	$38,191
Accounts receivable, net	15,542	12,212
Other receivables	405	515
Inventories	18,099	8,350
Other current assets	1,023	560
Total current assets	55,104	59,828
Property and equipment, net	4,454	2,429
Goodwill	27,073	27,073
Intangibles, net	43,439	44,863
Deposits and other assets	185	182
Total assets	$130,255	$134,375
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,949	$11,243
Total current liabilities	13,949	11,243
Long term liabilities:
Deferred income taxes	1,029	1,029
Deferred rent	8	—
Contingently issuable common stock	38,700	28,200
Total long term liabilities	39,737	29,229
Total liabilities	53,686	40,472
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 75,000 shares authorized, 57,958 and 56,896 shares issued, respectively. 58,082 and 56,401 shares outstanding respectively.	59	57
Additional paid-in capital	241,441	230,017
Accumulated other comprehensive loss	(30)	—
Accumulated deficit	(164,240)	(135,510)
Treasury stock, at cost, 495 shares	(661)	(661)
Total stockholders’ equity	76,569	93,903
Total liabilities and stockholders’ equity	$130,255	$134,375